PROSPECTUS and	PRICING SUPPLEMENT NO. 7
PROSPECTUS SUPPLEMENT, each	Dated January 13, 2015
Dated April 17, 2014, as supplemented	Registration Statement No. 333-195332
by Supplement No. 1 dated September 10, 2014	Filed Pursuant to Rule 424(b)(2)

U.S. $20,750,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$500,000,000 1.350% Fixed Rate Senior Notes Due January 16, 2018

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus, Prospectus Supplement and Supplement No. 1 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EST7 / US24422EST72

Date of Issue:	January 16, 2015

Maturity Date:	January 16, 2018

Principal Amount:	$500,000,000

Price to Public:	99.950% plus accrued interest from January 16, 2015

Interest Payment Dates:	Semi-annually on January 16 and July 16, commencing on July 16, 2015 and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.350% per annum

Redemption Provisions:	None

Plan of Distribution:

Name	Principal Amount Of Notes
Barclays Capital Inc.	$150,000,000
J.P. Morgan Securities LLC	150,000,000
Mitsubishi UFJ Securities (USA), Inc.	150,000,000
BBVA Securities Inc.	16,667,000
BNP Paribas Securities Corp.	16,667,000
US Bancorp Investments, Inc.	16,666,000
Total	$500,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.800% plus accrued interest from January 16, 2015 if settlement occurs after that date.